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EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)

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                                                                           For the Three Months
                                                                              ended March 31
                                                                               1997       1996
Average shares outstanding                                                3,684,104  3,684,104

Impact of Treasury Shares                                                    24,609     16,984
                                                                          ---------  ---------
Total                                                                     3,659,495  3,667,120
                                                                          =========  =========
Net Income                                                                   $1,538     $1,309
Net Income Available to Common Shareholders                                  $1,227     $1,193

Earnings Per Share Available to Common Shareholders                            $.34       $.33

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